Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271098 on Form S-8 of our report dated June 25, 2026, relating to the financial statements and supplemental schedules of the Crane Savings and Investment Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
June 25, 2026